Exhibit 99.1

CONCHO RESOURCES INC. REPORTS FIRST QUARTER 2014 FINANCIAL AND OPERATING RESULTS;

ANNOUNCES MIDSTREAM JOINT VENTURE IN THE NORTHERN DELAWARE BASIN

MIDLAND, Texas, May 12, 2014 (Business Wire) – Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three months ended March 31, 2014. Highlights include:

•	Average production of 101.6 thousand barrels of oil equivalent per day (“MBoepd”) for the first quarter of 2014, above the high end of its previous quarterly guidance range of 98.0 to 101.0 MBoepd

•	Added 39 new wells in the northern Delaware Basin with record high average 30-day and 24-hour peak rates of 909 and 1,488 Boepd, respectively

•	Net income of $91.3 million, or $0.87 per diluted share, for the first quarter of 2014, as compared to net income of $30.1 million, or $0.29 per diluted share, in the first quarter of 2013

•	Adjusted net income[1] (non-GAAP) of $106.6 million, or $1.01 per diluted share, for the first quarter of 2014, as compared to $60.3 million, or $0.58 per diluted share, for the first quarter of 2013

•	EBITDAX[2] (non-GAAP) of $483.3 million for the first quarter of 2014, a 42% increase over the first quarter of 2013

•	Increased 2014 production guidance range to 20%—24% growth over 2013

•	Announced the formation of a midstream joint venture to construct a crude oil transportation system in the northern Delaware Basin

[1]	Adjusted net income (non-GAAP) is comparable to securities analyst estimates. For an explanation of how we calculate adjusted net income (non-GAAP) and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.
[2]	For an explanation of how we calculate and use EBITDAX (non-GAAP) and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

First Quarter 2014 Financial Results

Production for the first quarter of 2014 totaled 9.1 million barrels of oil equivalent (“MMBoe”) (5.8 million barrels of oil (“MMBbls”) and 19.8 billion cubic feet of natural gas (“Bcf”)), an increase of 18% as compared to 7.7 MMBoe (4.8 MMBbls of crude oil and 17.8 Bcf of natural gas) produced in the first quarter of 2013. Sequentially, Concho’s average daily production in the first quarter of 2014 increased 5% as compared to the previous quarter of 97.0 MBoepd.

“We are off to a great start executing our Two-by-Three Growth Plan,” commented Tim Leach, Chairman, Chief Executive Officer and President. “Production during the first quarter exceeded our expectations driven by improved operational efficiencies and strong well performance. Our assets in the Delaware Basin continue to deliver consistently strong results, reaffirming this region as one of the most prolific oil basins in the U.S. At the same time, we are realizing improved drill times which are enabling us to expand our budgeted drilling activity as we proceed through 2014.”

For the first quarter of 2014, the Company reported net income of $91.3 million, or $0.87 per diluted share, as compared to net income of $30.1 million, or $0.29 per diluted share, for the first quarter of 2013. The Company’s first quarter 2014 results were impacted by several non-cash and unusual items including: (1) a $35.6 million loss on derivatives not designated as hedges, (2) $14.8 million in cash payments on commodity derivatives, (3) $3.9 million of leasehold abandonments and (4) a $0.1 million net gain on disposition of assets. Excluding these items and their tax effects, first quarter 2014 adjusted net income (non-GAAP) was $106.6 million, or $1.01 per diluted share. Excluding similar non-cash and unusual items and their tax effects, adjusted net income (non-GAAP) for the first quarter of 2013 was $60.3 million, or $0.58 per diluted share. For a description and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

EBITDAX (non-GAAP) was $483.3 million in the first quarter of 2014, an increase of 42% from $340.7 million in the first quarter of 2013. For a description and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Oil and natural gas sales for the first quarter of 2014 increased 40% when compared to the first quarter of 2013. This increase was attributable to an 18% increase in production in the first quarter of 2014 compared to the first quarter of 2013, a 12% increase in the Company’s unhedged realized oil price in the first quarter of 2014 compared to the first quarter of 2013 and a 38% increase in the Company’s unhedged realized gas price in the first quarter of 2014 compared to the first quarter of 2013.

Oil and natural gas production expense for the first quarter of 2014, including oil and natural gas taxes, totaled $126.9 million, or $13.87 per barrel of oil equivalent (“Boe”), a 6% increase per Boe from the first quarter of 2013. This increase was due primarily to higher lease operating expenses (“LOE”) and workover costs, which averaged $8.07 per Boe in the first quarter of 2014 as compared to $7.74 per Boe in the first quarter of 2013.

Depreciation, depletion and amortization expense (“DD&A”) for the first quarter of 2014 totaled $221.4 million, or $24.21 per Boe, an 11% increase per Boe from the first quarter of 2013.

General and administrative expense (“G&A”) for the first quarter of 2014 totaled $47.8 million, or $5.22 per Boe, as compared to $43.3 million, or $5.60 per Boe, in the first quarter of 2013. Cash G&A expenses for the first quarter of 2014 totaled $36.4 million and stock-based compensation (non-cash) totaled $11.4 million. The decrease in per Boe expense for the first quarter of 2014 over the first quarter of 2013 was primarily due to an 18% increase in production.

The Company’s cash flow from operating activities (GAAP) was $476.0 million for the first quarter of 2014, as compared to $219.7 million for the first quarter of 2013, an increase of 117%. Adjusted cash flows (non-GAAP), which are cash flows from operating activities (GAAP) adjusted for settlements on derivatives not designated as hedges, were $461.1 million for the first quarter of 2014, as compared to $225.7 million for the first quarter of 2013, an increase of 104%. For a description of the use of adjusted cash flows (non-GAAP) and for a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operations

For the quarter ended March 31, 2014, the Company commenced drilling or participated in a total of 127 gross wells (95 operated, 67% horizontal) and completed 123 wells as producers. The table below summarizes the Company’s gross drilling activities by core area for the first quarter of 2014:

	1Q 2014
	Total Wells	Operated Wells	Completed Wells
Delaware Basin	55	49	53
New Mexico Shelf	30	12	31
Texas Permian	42	34	39

Total	127	95	123

Currently, the Company is operating 33 drilling rigs; 2 of these rigs are drilling Yeso wells in the New Mexico Shelf, 9 are drilling in the Texas Permian and 22 are drilling in the Delaware Basin. Of the Company’s 33 operated rigs, 29 are drilling horizontally, including 2 in the New Mexico Shelf, 5 in the Texas Permian and 22 in the Delaware Basin.

Delaware Basin

Of the 55 wells drilled in the Delaware Basin, 41 were Bone Spring sands wells, 11 were Wolfcamp shale wells, 2 were Brushy Canyon wells and 1 was an Avalon shale well. The Company’s net production in the first quarter of 2014 from horizontal Delaware Basin wells averaged approximately 42.3 MBoepd, an 82% increase over the first quarter of 2013 and an increase of 18% over the fourth quarter of 2013.

In the northern Delaware Basin, 39 new wells had at least 30 days of production by the end of the first quarter of 2014 and set new average production-rate records with an average 30-day rate of 909 Boepd (74% oil) and an average 24-hour peak rate of 1,488 Boepd from an average lateral length of 4,535 feet.

In the southern Delaware Basin, 7 new wells had at least 30 days of production by the end of the first quarter of 2014, with an average 30-day rate of 1,104 Boepd (77% oil) and an average 24-hour peak rate of 1,453 Boepd from an average lateral length of 4,385 feet.

Derivative Update

The Company maintains an active crude oil and natural gas hedging program and has continued to add to its derivative positions. Please see the “Derivatives Information” table at the end of this press release for more detailed information about the Company’s current derivative positions.

New Credit Facility

On May 9, 2014, the Company entered into a new five-year revolving credit facility. The borrowing base under the new facility increased to $3.25 billion and commitments were maintained at $2.5 billion. Additionally, the new facility provides for a 25 basis point reduction in the drawn spread and further interest rate reductions on the undrawn spread.

At March 31, 2014, the Company had borrowings outstanding under its credit facility of $294.7 million, and the availability under the credit facility was approximately $2.2 billion.

Midstream Joint Venture

The Company has formed a midstream joint venture with a private entity to construct a crude oil transportation system in the northern Delaware Basin. This aligns with the Company’s midstream strategic objectives of improving price realizations and securing transportation for its crude oil volume. The joint venture will connect a substantial portion of the Company’s crude oil production in the northern Delaware Basin and increase optionality by providing multiple delivery points. Current expectations are for the system to be operational in the second half of 2015.

Updated Guidance

Concho’s upstream capital budget increased to $2.6 billion, excluding acquisitions, as operational efficiencies continue to improve. The Company expects it will drill approximately 40 additional net wells with the incremental capital before the end of 2014. Additionally, the Company’s recently announced midstream joint venture and previously announced acreage acquisitions in the southern Delaware Basin are expected to add approximately $100 million to the overall 2014 capital budget.

In light of its first quarter production results and planned activity increase in the second half of 2014, the Company raised its 2014 annual production guidance range to 20%—24% growth over 2013. For the second quarter of 2014, the Company expects production to average between 104—108 MBoepd.

The Company’s LOE guidance range for 2014 increased to $8.00—$8.50 per Boe as a result of the rapid increase in activity across the Permian Basin and certain related infrastructure challenges.

Crude Oil Realizations

In the first quarter of 2014, the average discount on the Midland-to-Cushing WTI oil basis differential was approximately $3.53 per Bbl. The average discount for the months of April and May was $8.68 and $8.89 per Bbl, respectively. The Company’s unhedged crude oil realization during the second quarter of 2014 is expected to be 88%—92% of NYMEX crude oil. However, the Company’s full-year 2014 unhedged crude oil realization is expected to remain within the annual guidance range of 93%—95% of NYMEX crude oil.

Conference Call and Presentation Information

The Company will host a conference call with an accompanying presentation on Monday, May 12, 2014, at 9 a.m. CST to further discuss information regarding first quarter 2014 financial and operating results. Interested parties may listen to the conference call via the Company’s website at www.concho.com or by dialing (800) 237-9752 (passcode: 78320382). The presentation is also available on the Company’s website. To access the presentation, visit www.concho.com and select “Investor Relations”, then “Presentations”.

A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 54056975).

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company’s operations are focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit Concho’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future financial position, operations, performance, production growth, returns, divestitures, capital expenditure budget, the proceeds of the sale of the non-core properties, oil and natural gas reserves, number of identified drilling locations, drilling program, derivative activities, costs and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s most recent Form 10-K and 10-Q filings and risks relating to declines in the prices we receive for our oil and natural gas; uncertainties about the estimated quantities of reserves; risks related to the integration of acquired assets; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; drilling and operating risks; the adequacy of our capital resources and liquidity; risks related to the concentration of our operations in the Permian Basin; the results of our hedging program; weather; litigation; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; uncertainties about our ability to replace reserves and economically develop our current reserves; competition in the oil and natural gas industry; and other important factors that could cause actual results to differ materially from those projected.

We may use the terms “unproved reserves,” “resource potential,” “EUR” per well and “upside potential” to describe estimates of potentially recoverable hydrocarbons that the U.S. Securities and Exchange Commission (“SEC”) rules prohibit from being included in filings with the SEC. These are based on analogy to the Company’s existing models applied to additional acres, additional zones and tighter spacing and are the Company’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. These quantities may not constitute “reserves” within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules. EUR estimates, resource potential and drilling locations have not been fully risked by Company management and are inherently more speculative than proved reserves estimates. Actual locations drilled and quantities that may be ultimately recovered from the Company’s interests could differ substantially. There is no commitment by the Company to drill all of the drilling locations which have been attributed to these quantities. Factors affecting ultimate recovery include the scope of our ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves, resource potential, per well EUR and upside potential may change significantly as development of the Company’s oil and natural gas assets provide additional data. Our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.

Consolidated Balance Sheets

Unaudited

	March 31,	December 31,
(in thousands, except share and per share amounts)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$21	$21
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	266,489	223,790
Joint operations and other	249,568	247,945
Derivative instruments	1,358	590
Deferred income taxes	40,039	30,069
Prepaid costs and other	17,956	18,460

Total current assets	575,431	520,875

Property and equipment:
Oil and natural gas properties, successful efforts method	11,768,415	11,215,373
Accumulated depletion and depreciation	(2,600,913)	(2,384,108)

Total oil and natural gas properties, net	9,167,502	8,831,265
Other property and equipment, net	116,159	114,783

Total property and equipment, net	9,283,661	8,946,048

Deferred loan costs, net	69,701	73,048
Intangible asset—operating rights, net	28,250	28,615
Inventory	18,674	19,682
Noncurrent derivative instruments	269	966
Other assets	2,182	1,930

Total assets	$9,978,168	$9,591,164

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable—trade	$34,071	$13,936
Bank overdrafts	90,285	36,718
Revenue payable	199,292	177,617
Accrued and prepaid drilling costs	372,896	318,296
Derivative instruments	70,824	53,701
Other current liabilities	171,236	156,600

Total current liabilities	938,604	756,868

Long-term debt	3,674,434	3,630,421
Deferred income taxes	1,386,577	1,334,653
Noncurrent derivative instruments	17,814	14,088
Asset retirement obligations and other long-term liabilities	99,552	97,185
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 105,397,895 and 105,222,765 shares issued at March 31, 2014 and December 31, 2013, respectively	105	105
Additional paid-in capital	2,042,841	2,027,162
Retained earnings	1,832,873	1,741,566
Treasury stock, at cost; 160,597 and 127,305 shares at March 31, 2014 and December 31, 2013, respectively	(14,632)	(10,884)

Total stockholders’ equity	3,861,187	3,757,949

Total liabilities and stockholders’ equity	$9,978,168	$9,591,164

Concho Resources Inc.

Consolidated Statements of Operations

Unaudited

	Three Months Ended March 31,
(in thousands, except per share amounts)	2014	2013
Operating revenues:
Oil sales	$539,857	$393,208
Natural gas sales	121,102	78,919

Total operating revenues	660,959	472,127

Operating costs and expenses:
Oil and natural gas production	126,924	100,845
Exploration and abandonments	25,375	18,407
Depreciation, depletion and amortization	221,392	168,420
Accretion of discount on asset retirement obligations	1,671	1,394
General and administrative (including non-cash stock-based compensation of $11,432 and $6,767 for the three months ended March 31, 2014 and 2013, respectively)	47,750	43,293
Loss on derivatives not designated as hedges	35,615	59,017

Total operating costs and expenses	458,727	391,376

Income from operations	202,232	80,751

Other income (expense):
Interest expense	(56,135)	(52,106)
Other, net	541	(109)

Total other expense	(55,594)	(52,215)

Income from continuing operations before income taxes	146,638	28,536
Income tax expense	(55,331)	(10,977)

Income from continuing operations	91,307	17,559
Income from discontinued operations, net of tax	—	12,534

Net income	$91,307	$30,093

Basic earnings per share:
Income from continuing operations	$0.87	$0.17
Income from discontinued operations, net of tax	—	0.12

Net income	$0.87	$0.29

Diluted earnings per share:
Income from continuing operations	$0.87	$0.17
Income from discontinued operations, net of tax	—	0.12

Net income	$0.87	$0.29

Concho Resources Inc.

Consolidated Statements of Cash Flows

Unaudited

	Three Months Ended March 31,
(in thousands)	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$91,307	$30,093
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	221,392	168,420
Accretion of discount on asset retirement obligations	1,671	1,394
Exploration and abandonments, including dry holes	23,759	4,478
Non-cash stock-based compensation expense	11,432	6,767
Deferred income taxes	41,954	11,500
(Gain) loss on disposition of assets, net	(146)	5
Loss on derivatives not designated as hedges	35,615	59,017
Discontinued operations	—	(19,754)
Other non-cash items	2,710	3,376
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(10,139)	12,608
Prepaid costs and other	21	726
Inventory	1,126	(21)
Accounts payable	20,087	(27,679)
Revenue payable	21,675	(15,636)
Other current liabilities	13,516	(15,623)

Net cash provided by operating activities	475,980	219,671

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(554,266)	(419,766)
Additions to other property and equipment	(5,617)	(4,244)
Proceeds from the disposition of assets	24	15,865
Settlements received from (paid on) derivatives not designated as hedges	(14,837)	6,016

Net cash used in investing activities	(574,696)	(402,129)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	593,400	626,700
Payments of debt	(548,750)	(463,300)
Exercise of stock options	1,254	2,059
Excess tax benefit from stock-based compensation	2,993	3,277
Purchase of treasury stock	(3,748)	(2,909)
Bank overdrafts	53,567	14,725

Net cash provided by financing activities	98,716	180,552

Net decrease in cash and cash equivalents	—	(1,906)
Cash and cash equivalents at beginning of period	21	2,880

Cash and cash equivalents at end of period	$21	$974

Concho Resources Inc.

Summary Production and Price Data

Unaudited

The following table sets forth summary information concerning our production and operating data for the periods indicated:

	Three Months Ended March 31,
	2014	2013
Production and operating data:
Net production volumes:
Oil (MBbl)	5,846	4,767
Natural gas (MMcf)	19,800	17,798
Total (MBoe)	9,146	7,733
Average daily production volumes:
Oil (Bbl)	64,956	52,967
Natural gas (Mcf)	220,000	197,756
Total (Boe)	101,623	85,926
Average prices:
Oil, without derivatives (Bbl)	$92.35	$82.49
Oil, with derivatives (Bbl) (a)	$90.68	$83.75
Natural gas, without derivatives (Mcf)	$6.12	$4.43
Natural gas, with derivatives (Mcf) (a)	$5.86	$4.43
Total, without derivatives (Boe)	$72.27	$61.05
Total, with derivatives (Boe) (a)	$70.65	$61.83
Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$8.07	$7.74
Oil and natural gas taxes	$5.80	$5.31
Depreciation, depletion and amortization	$24.21	$21.79
General and administrative	$5.22	$5.60

(a)	Includes the effect of cash settlements received from (paid on) commodity derivatives not designated as hedges:

	Three Months Ended March 31,
(in thousands)	2014	2013
Cash receipts from (payments on) derivatives not designated as hedges:
Oil derivatives	$(9,769)	$6,016
Natural gas derivatives	(5,068)	—

Total	$(14,837)	$6,016

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash receipts from (payments on) commodity derivatives that are presented in loss on derivatives not designated as hedges in the statements of operations. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.

Supplemental Non-GAAP Financial Measures

Unaudited

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company net income and cash flows from operating activities to exclude certain non-cash and unusual items.

Adjusted Net Income

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) for the periods indicated:

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2014	2013
Net income—as reported	$91,307	$30,093
Adjustments for certain non-cash and unusual items:
Loss on derivatives not designated as hedges	35,615	59,017
Cash receipts from (payments on) derivatives not designated as hedges	(14,837)	6,016
Leasehold abandonments	3,945	4,387
(Gain) loss on disposition of assets, net	(146)	5
Discontinued operations:
Gain on disposition of assets	—	(20,363)
Tax impact (a)	(9,266)	(18,889)

Adjusted net income	$106,618	$60,266

Adjusted earnings per share:
Basic	$1.01	$0.58
Diluted	$1.01	$0.58
Effective tax rates	37.7%	38.5%

(a)	The tax impact is computed utilizing the Company’s adjusted statutory effective federal and state income tax rates shown in the table above.

Adjusted Cash Flows

The following table provides a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP) for the periods indicated:

	Three Months Ended
	March 31,
(in thousands)	2014	2013
Cash flows from operating activities	$475,980	$219,671
Settlements received from (paid on) derivatives not designated as hedges (a)	(14,837)	6,016

Adjusted cash flows	$461,143	$225,687

(a)	Amounts are presented in cash flows from investing activities for GAAP purposes.

EBITDAX

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principles (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) non-cash stock-based compensation expense, (5) loss on derivatives not designated as hedges, (6) cash receipts from (payments on) derivatives not designated as hedges, (7) (gain) loss on disposition of assets, net, (8) interest expense, (9) federal and state income taxes on continuing operations and (10) similar items listed above that are presented in discontinued operations. EBITDAX is not a measure of net income or cash flows as determined by GAAP.

The Company’s EBITDAX measure (which includes continuing and discontinued operations) provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team, and by other users, of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income to EBITDAX for the periods indicated:

	Three Months Ended
	March 31,
(in thousands)	2014	2013
Net income	$91,307	$30,093
Exploration and abandonments	25,375	18,407
Depreciation, depletion and amortization	221,392	168,420
Accretion of discount on asset retirement obligations	1,671	1,394
Non-cash stock-based compensation	11,432	6,767
Loss on derivatives not designated as hedges	35,615	59,017
Cash receipts from (payments on) derivatives not designated as hedges	(14,837)	6,016
(Gain) loss on disposition of assets, net	(146)	5
Interest expense	56,135	52,106
Income tax expense from continuing operations	55,331	10,977
Discontinued operations	—	(12,534)

EBITDAX	$483,275	$340,668

Concho Resources Inc.

Costs Incurred

Unaudited

The table below provides the costs incurred for the periods indicated:

Costs incurred for oil and natural gas producing activities (a)

	Three Months Ended
	March 31,
(in thousands)	2014	2013
Property acquisition costs:
Proved	$20,490	$1,885
Unproved	24,688	27,896
Exploration	324,497	266,690
Development	211,679	174,722

Total costs incurred for oil and natural gas properties	$581,354	$471,193

(a)	The costs incurred for oil and natural gas producing activities includes the following amounts of asset retirement obligations:

	Three Months Ended
	March 31,
(in thousands)	2014	2013
Exploration costs	$558	$734
Development costs	965	1,530

Total asset retirement obligations	$1,523	$2,264

Concho Resources Inc.

Derivatives Information

Unaudited

The tables below provide data associated with the Company’s derivatives at May 12, 2014 for the periods indicated:

	2014
	Second Quarter	Third Quarter	Fourth Quarter	Total	2015	2016	2017
Oil Swaps: (a)
Volume (Bbl)	4,984,000	4,571,000	4,173,000	13,728,000	13,952,000	429,000	168,000
Price (Bbl)	$93.32	$92.06	$91.74	$92.42	$87.22	$88.31	$87.00
Oil Basis Swaps: (b)
Volume (Bbl)	3,458,000	3,956,000	3,956,000	11,370,000	543,000	—	—
Price (Bbl)	$(0.72)	$(0.99)	$(1.07)	$(0.93)	$(3.00)	$—	$—
Natural Gas Swaps: (c)
Volume (MMBtu)	3,335,000	2,576,000	2,053,000	7,964,000	23,725,000	—	—
Price (MMBtu)	$4.22	$4.23	$4.24	$4.23	$4.16	$—	$—
Natural Gas Collars: (d)
Volume (MMBtu)	5,460,000	5,520,000	5,520,000	16,500,000	—	—	—
Ceiling Price (MMBtu)	$4.40	$4.40	$4.40	$4.40	$—	$—	$—
Floor Price (MMBtu)	$3.85	$3.85	$3.85	$3.85	$—	$—	$—
Natural Gas Basis Swaps: (e)
Volume (MMBtu)	1,220,000	1,840,000	1,840,000	4,900,000	—	—	—
Price (MMBtu)	$(0.11)	$(0.11)	$(0.11)	$(0.11)	$—	$—	$—

(a)	The index prices for the oil contracts are based on the NYMEX – West Texas Intermediate (“WTI”) monthly average futures price.
(b)	The basis differential price is between Midland – WTI and Cushing – WTI.
(c)	The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.
(d)	The index prices for the natural gas collars are based on the El Paso Permian delivery point.
(e)	The basis differential price is between the El Paso Permian delivery point and NYMEX – Henry Hub delivery point.

Contact:

Concho Resources Inc.

Price Moncrief (432) 683-7443

Vice President of Capital Markets and Strategy